Exhibit 99.1

MoneyGram International Reports Solid First Quarter 2011 Financial Results

First quarter money transfer transaction volume up 14 percent; agent network expands 18 percent

DALLAS--(BUSINESS WIRE)--April 28, 2011--MoneyGram International, Inc. (NYSE:MGI), a leading global payment services company, today reported financial results for the first quarter of 2011.

  Money transfer transaction volume increased 14 percent driven by 17 percent growth in non-U.S. sends in the first quarter of 2011 versus prior year.
  Money transfer fee and other revenue increased 8 percent in the first quarter of 2011 versus prior year on both a reported and constant currency basis. The difference between transaction growth and constant currency revenue growth is due to lower revenue per transaction primarily related to the continuation of the $50 price band in the United States.
  Global agent locations increased 18 percent over the prior first quarter to 233,000.
  Total revenue in the first quarter increased 3 percent to $294.0 million, compared with $286.5 million in the first quarter of 2010. Total fee and other revenue increased 3 percent to $290.0 million, from $280.9 million in the first quarter of 2010.
  Net income for the quarter was $14.0 million, up from $10.8 million in the prior year quarter, and EBITDA was $51.3 million. Both net income and EBITDA were impacted by $4.6 million of stock-based compensation, $2.9 million of restructuring and reorganization costs and $1.5 million in costs associated with the recapitalization. Net income benefited from a lower income tax rate and a $3.5 million discrete tax benefit from the release of valuation allowances.
  Adjusted EBITDA for the quarter was $60.3 million versus $61.7 million in the prior year. First quarter 2011 Adjusted EBITDA reflects lower net investment revenue of $1.6 million compared with the same period in 2010. Adjusted EBITDA margin was 20.5 percent in the first quarter of 2011, compared with 21.5 percent in the same period last year.

“It’s been an extremely busy and exciting 2011 for MoneyGram, and clearly the highlight for the quarter was the announcement of the recapitalization agreement and the subsequent completion of the syndication process to secure a new senior credit facility. The recapitalization is recognition of the tremendous progress we’ve made and a testament to all the hard work toward rebuilding MoneyGram,” said Pamela H. Patsley, chairman and chief executive officer at MoneyGram. “At the same time, we are aware that there is still much work to be done. The company and our core money transfer business continue to strengthen and we remain diligently focused on investing in our brand and driving productivity across the organization. We continue to refine what is working well and are taking the necessary steps to improve those areas that are under-performing. We look forward to the rest of 2011 with great enthusiasm.”

Recapitalization Activities

During the quarter, the Company entered into a recapitalization agreement with affiliates of Thomas H. Lee Partners (THL), THL co-investors, and affiliates of Goldman, Sachs & Co. Under the terms of the Recapitalization Agreement, THL and its co-investors will convert all of their Series B Preferred into common stock, and Goldman Sachs will convert all of its Series B-1 Preferred into shares of Series D Participating Convertible Preferred Stock, a non-voting equivalent to common stock. Through the agreement, THL and its co-investors will receive approximately 28.2 million additional shares of common stock and $140.8 million in cash, and Goldman Sachs will receive approximately 15,504 additional shares of Series D Preferred (equivalent to 15.5 million shares of common stock) and $77.5 million in cash as consideration for completing the transaction. THL and its co-investors are expected to own approximately 55.1 percent and Goldman Sachs is expected to own approximately 30.3 percent of the shares of common stock outstanding after the transaction on a fully diluted basis.

Earlier this month, MoneyGram announced that a syndication process had been completed for a new $540 million senior secured credit facility consisting of a $150 million, five-year revolving credit facility and a $390 million, six-year term loan. The net proceeds from the term loan under the new credit facility will be used to consummate the company’s previously announced recapitalization and to refinance the Company’s existing credit facility. Closing on the new credit facility is subject to finalization and execution of the new credit agreement with the lenders and customary terms and conditions. Closing on the new credit facility will take place in conjunction with the closing of the recapitalization.

Market Development

The Company continued its focus on enhancing its product offerings and expanding its agent network. MoneyGram recently:

  Announced the launch of MoneyGram’s cash-to-account program in the Philippines with Banco de Oro, enabling consumers to transfer money from select MoneyGram locations in the United States, Malaysia, Greece and Hong Kong directly into the bank accounts of recipients in the Philippines.
  Increased its presence in Brazil with the addition of super agent OM D.T.V.M., which launched MoneyGram’s services at sub-agent locations throughout the country. Its network is expected to grow to 200 locations by the end of the year.
  Announced our agreement with InComm relating to the MoneyGram® Xpress service, the company’s new in-lane money transfer product. InComm will assist MoneyGram in the distribution and activation of MoneyGram Xpress packages, which will be available to U.S. consumers in select outlets in InComm’s network of more than 225,000 retail locations.
  Expanded its agreement with Uniteller, an important agent in Mexico, to include Banorte, Uniteller’s parent company, in a deal that will bring MoneyGram’s services to nearly 1,200 locations throughout Mexico.
  Reached the 10,000 location milestone in Ukraine with the recent signing of three new agents Index Bank, Universal Bank and Credo bank, which added more than 400 locations across the country.
  Signed an agreement with Volksbank in Romania, adding key locations in this important send and receive country.
  Launched MoneyGram’s first money transfer kiosk in Vietnam with agent partner DongA Bank, expanding its service delivery from bank branch locations and home delivery to also include the convenience of kiosk locations.
  Celebrated the 10 millionth-transaction milestone with the UK Post Office. As part of its longstanding partnership that began in 1997 and today includes nearly 12,000 locations.

Global Funds Transfer Segment Results

Total revenue for the Global Funds Transfer segment increased 5 percent to $269.8 million in the first quarter of 2011 compared with $256.7 million in the first quarter of 2010. The segment reported operating income of $26.4 million and an operating margin of 9.8 percent in the first quarter of 2011. Adjusted operating margin was 11.3 percent in the quarter, down compared to 13.1 percent in the prior year quarter. Segment margin was impacted by increased marketing spend and increased commission expense, which resulted from revenue growth and changes in corridor mix.

Money transfer transaction volume increased 14 percent, with fee and other revenue increasing 8 percent to $239.6 million in the first quarter of 2011 compared with $222.7 million in the first quarter of 2010. On a constant currency basis, money transfer fee and other revenue improved 8 percent. The difference between transaction growth and constant currency revenue growth is due to lower revenue per transaction primarily related to the continuation of the $50 price band in the U.S. In the first quarter, money transfer transactions originating outside of the U.S. increased 17 percent over the prior year.

In the Americas, the money transfer business continued to deliver solid results led by 17 percent growth in U.S.-to-U.S. transaction volume. Money transfer transactions originating in the U.S. excluding transactions sent to Mexico increased 9 percent versus the first quarter of 2010. During the quarter, transaction volume to Mexico increased a strong 10 percent, which is a significant improvement from last year’s first quarter transaction growth rate of negative 11 percent.

Bill payment transaction volume decreased 8 percent, while fee and other revenue decreased 11 percent to $30.1 million in the first quarter of 2011 from $33.8 million in the first quarter of 2010. The decline in both transaction volume and revenue continues to be related to transaction mix. While the business continues to perform well in new emerging verticals, these verticals generate lower revenue per transaction compared with our traditional consumer credit verticals, which continue to experience secular and economic declines.

Financial Paper Products Segment Results

Total revenue in the Financial Paper Products segment was $23.9 million in the first quarter, down from $28.4 million in the first quarter of 2010. Operating income was $8.4 million in the first quarter of 2011 down from $8.9 million in the first quarter of 2010. Operating margin in the first quarter of 2011 was 35.1 percent. Adjusted operating margin was 37.7 percent in the quarter up from 34.9 percent in the same period last year.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), Adjusted EBITDA (EBITDA adjusted for significant items) and Adjusted EBITDA margin. In addition, we also present Adjusted operating income and Adjusted operating margin for our two reporting segments. The following tables include a full reconciliation of these non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations, including our ability to service debt and fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. In addition, the Company’s debt agreements require compliance with financial measures based on EBITDA and Adjusted EBITDA. Finally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures used by management in reviewing results of operations, forecasting, assessing cash flow and capital, allocating resources and establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Description of Tables

Table One – Consolidated Statements of Income (Loss)
Table Two – Segment Results
Table Three – Segment Reconciliations
Table Four – EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
Table Five – Consolidated Balance Sheets
Table Six – Assets in Excess of Payment Service Obligations

Conference Call

MoneyGram International will host a conference call today at 9:00 a.m. ET, 8:00 a.m. CT, to discuss its first quarter 2011 results. Pamela H. Patsley, chairman and chief executive officer, will host the call. The conference call can be accessed by calling 1-877-591-4959 in the U.S. and 1-719-325-4821 internationally. The participant confirmation number is 5322393. Slides are available on MoneyGram’s website at www.moneygram.com. A replay of the conference call will be available at noon ET on April 28 through 11:59 p.m. ET on May 5, 2011. The replay of the call is available at 1-877-870-5176 (U.S.) or 1-858-384-5517 (outside the U.S.). The replay confirmation code is 5322393.

About MoneyGram International, Inc.

MoneyGram International, Inc. is a leading global payment services company. The Company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with 233,000 global money transfer agent locations in 191 countries and territories. For more information, visit the Company's website at www.moneygram.com.

Forward Looking Statements

The statements contained in this press release regarding MoneyGram International, Inc. that are not historical and factual information contained herein, particularly those statements pertaining to MoneyGram’s expectations, guidance or future operating results, are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are only as of the date they are made, and unless legally required, MoneyGram undertakes no obligation to update or revise publicly any forward-looking statement. Words such as “estimates,” “expects,” “projects,” “plans” and other similar expressions or future or conditional verbs such as “will,” “should,” “could,” and “would” are intended to identify such forward-looking statements. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to the following: (a) our substantial dividend and debt service obligations and our covenant requirements which could impact our ability to obtain additional financing and to operate and grow our business; (b) sustained illiquidity of global financial markets which may adversely affect our liquidity and our agents’ liquidity, our access to credit and capital and our agents’ access to credit and capital and our earnings on our investment portfolio; (c) weak economic conditions generally and in geographic areas or industries that are important to our business which may cause a decline in our money transfer growth rate and transaction volume and/or revenue; (d) a material slow down or complete disruption of international migration patterns which could adversely affect our money transfer volume and growth rate; (e) a loss of material retail agent relationships or a reduction in transaction volume from them; (f) our ability to develop and implement successful pricing strategies for our services; (g) stockholder lawsuits and other litigation or government investigations of the Company or its agents which could result in material costs, settlements, fines or penalties; (h) our ability to maintain sufficient banking relationships; (i) our ability to attract and retain key employees; (j) our ability to maintain capital sufficient to pursue our growth strategy, fund key strategic initiatives and meet evolving regulatory requirements; (k) our ability to successfully and timely implement new or enhanced technology and infrastructure, delivery methods and product and service offerings and to invest in products, services and infrastructure; (l) our ability to adequately protect our brand and our other intellectual property rights and to avoid infringing on third-party intellectual property rights; (m) competition from large competitors, niche competitors or new competitors that may enter the markets in which we operate; (n) the impact of laws and regulatory requirements including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations required to be developed thereunder, and other industry practices in the U.S. and abroad, including changes in laws, regulations or other industry practices and standards that may increase our costs of doing business, reduce the market for or value of our services or change our relationships with our customers, investors and other stakeholders; (o) our offering of money transfer services through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain Office of Foreign Assets Control restrictions which could result in contravention of U.S. law or regulations by us or our agents which could subject us to fines and penalties and cause us reputational harm; (p) a breakdown, catastrophic event, security breach, privacy breach, improper operation or other event impacting our systems or processes or our vendors’, agents’ or financial institution customers’ systems or processes, which could result in financial loss, loss of customers, regulatory sanctions and damage to our brand and reputation; (q) our ability to scale our technology to match our business and transactional growth; (r) our ability to manage our credit exposure to retail agents and financial institution customers; (s) our ability to mitigate fraud risks from consumers, agents and other third parties; (t) our ability to successfully manage risks associated with running Company-owned retail locations and acquiring new businesses; (u) our ability to successfully manage risks associated with our international sales and operations including the potential for political, economic or other instability in countries that are important to our business; (v) our compliance with the internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002; (w) the outcome of positions we take with respect to federal, state, local and international taxation; (x) additional risk factors described in our other filings with the Securities and Exchange Commission from time to time.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,		2011 vs
(Amounts in thousands, except per share data)	2011	2010	2010

REVENUE
Fee and other revenue	$290,009	$280,866	$9,143
Investment revenue	4,015	5,638	(1,623)
Total revenue	294,024	286,504	7,520
EXPENSES
Fee and other commissions expense	129,060	122,410	6,650
Investment commissions expense	140	204	(64)
Total commissions expense	129,200	122,614	6,586
Compensation and benefits	59,295	57,562	1,733
Transaction and operations support	50,409	47,586	2,823
Occupancy, equipment and supplies	11,753	11,169	584
Depreciation and amortization	11,666	12,511	(845)
Total operating expenses	262,323	251,442	10,881
OPERATING INCOME	31,701	35,062	(3,361)
Other expense (income)
Net securities gains	-	(2,392)	2,392
Interest expense	20,613	24,407	(3,794)
Total other expense, net	20,613	22,015	(1,402)
Income before income taxes	11,088	13,047	(1,959)
Income tax (benefit) expense	(2,957)	2,235	(5,192)
NET INCOME	$14,045	$10,812	$3,233

Basic and diluted loss per common share	$(0.26)	$(0.26)	$-

Net loss available to common stockholders:
Net income as reported	$14,045	$10,812	$3,233
Accrued preferred stock dividends	(33,209)	(29,369)	(3,840)
Accretion recognized on preferred stock	(2,559)	(2,845)	286
Net loss available to common stockholders	$(21,723)	$(21,402)	$(321)

Weighted-average outstanding common shares (1)	83,638	82,632	1,006

(1) The following weighted-average potential common shares are excluded from diluted loss per common share as their effect is anti-dilutive. All potential common shares are anti-dilutive in periods of net loss available to common stockholders.

Shares related to stock options and restricted stock	41,078	35,159
Shares related to preferred stock	445,034	393,496

TABLE TWO
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RESULTS
(Unaudited)

Global Funds Transfer
	Three Months Ended March 31,		2011 vs
(Amounts in thousands)	2011	2010	2010

Money transfer revenue:
Fee and other revenue	$239,630	$222,732	$16,898
Investment revenue	74	99	(25)
Bill payment revenue:
Fee and other revenue	30,073	33,839	(3,766)
Investment revenue	4	24	(20)
Total revenue	269,781	256,694	13,087

Commissions expense	128,389	121,157	7,232

Operating income	$26,447	$27,781	$(1,334)

Operating margin	9.8%	10.8%

Financial Paper Products
	Three Months Ended March 31,		2011 vs
(Amounts in thousands)	2011	2010	2010

Money order revenue:
Fee and other revenue	$14,904	$16,847	$(1,943)
Investment revenue	826	1,057	(231)
Official check revenue:
Fee and other revenue	5,362	6,491	(1,129)
Investment revenue	2,804	4,008	(1,204)
Total revenue	23,896	28,403	(4,507)

Commissions expense	811	1,106	(295)

Operating income	$8,380	$8,903	$(523)

Operating margin	35.1%	31.3%

TABLE THREE
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RECONCILIATIONS
(Unaudited)

Global Funds Transfer
	Three Months Ended March 31,		2011 vs
(Amounts in thousands)	2011	2010	2010

Revenue (as reported)	$269,781	$256,694	$13,087

Adjusted operating income	$30,394	$33,621	$(3,227)

Stock-based compensation expense	(3,947)	(5,840)	1,893
Total adjustments	(3,947)	(5,840)	1,893

Operating income (as reported)	$26,447	$27,781	$(1,334)

Adjusted operating margin	11.3%	13.1%
Total adjustments	(1.5%)	(2.3%)
Operating margin (as reported)	9.8%	10.8%

Financial Paper Products
	Three Months Ended March 31,		2011 vs
(Amounts in thousands)	2011	2010	2010

Revenue (as reported)	$23,896	$28,403	$(4,507)

Adjusted operating income	$9,018	$9,900	$(882)

Stock-based compensation expense	(638)	(997)	359
Total adjustments	(638)	(997)	359

Operating income (as reported)	$8,380	$8,903	$(523)

Adjusted operating margin	37.7%	34.9%
Total adjustments	(2.7%)	(3.5%)
Operating margin (as reported)	35.1%	31.3%

TABLE FOUR
MONEYGRAM INTERNATIONAL, INC.
EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Unaudited)

	Three Months Ended March 31,
(Amounts in thousands)	2011	2010

Income before income taxes	$11,088	$13,047
Interest expense	20,613	24,407
Depreciation and amortization	11,666	12,511
Amortization of agent signing bonuses	7,948	7,330
EBITDA	51,315	57,295

Significant items impacting EBITDA:
Net securities gains	-	(2,392)
Severance and related costs (1)	(31)	(59)
Restructuring and reorganization costs	2,939	-
Stock-based compensation expense	4,599	6,857
Recapitalization costs(2)	1,476	-
Adjusted EBITDA	$60,298	$61,701

Adjusted EBITDA margin (3)	20.5%	21.5%

(1) Severance and related costs from executive terminations occurring prior to the second quarter of 2010, including adjustments to amounts previously accrued.
(2) Represents professional and legal fees related to the 2011 Proposed Recapitalization.
(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Total Revenue.

TABLE FIVE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands, except share and per share data)	March 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$-	$-
Cash and cash equivalents (substantially restricted)	2,776,009	2,865,941
Receivables, net (substantially restricted)	956,945	982,319
Short-term investments (substantially restricted)	411,299	405,769
Available-for-sale investments (substantially restricted)	145,168	160,936
Property and equipment	111,100	115,111
Goodwill	428,691	428,691
Other assets	146,842	156,969
Total assets	$4,976,054	$5,115,736

LIABILITIES
Payment service obligations	$4,045,265	$4,184,736
Debt	640,090	639,946
Pension and other postretirement benefits	119,394	120,536
Accounts payable and other liabilities	91,944	113,647
Total liabilities	4,896,693	5,058,865

MEZZANINE EQUITY
Participating Convertible Preferred Stock-Series B, $0.01 par value, 760,000 shares authorized, 495,000 shares issued and outstanding	651,773	628,199
Participating Convertible Preferred Stock-Series B-1, $0.01 par value, 500,000 shares authorized, 272,500 shares issued and outstanding	383,348	371,154
Total mezzanine equity	1,035,121	999,353

STOCKHOLDERS' DEFICIT
Preferred shares, $0.01 par value, none issued	-	-
Common shares, $0.01 par value, 1,300,000,000 shares authorized, 88,556,077 shares issued	886	886
Additional paid-in capital	-	-
Retained loss	(790,314)	(771,544)
Unearned employee benefits	-	-
Accumulated other comprehensive loss	(28,292)	(31,879)
Treasury stock: 4,845,555 and 4,935,555 shares at March 31, 2011 and December 31, 2010, respectively	(138,040)	(139,945)
Total stockholders' deficit	(955,760)	(942,482)
Total liabilities, mezzanine equity and stockholders' deficit	$4,976,054	$5,115,736

TABLE SIX
MONEYGRAM INTERNATIONAL, INC.
ASSETS IN EXCESS OF PAYMENT SERVICE OBLIGATIONS
(Unaudited)

(Amounts in thousands)	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010

Cash and cash equivalents	$2,776,009	$2,865,941	$2,791,083	$2,791,226
Receivables, net	956,945	982,319	1,081,521	1,047,768
Short-term investments	411,299	405,769	501,435	700,921
Available-for-sale investments	145,168	160,936	189,133	216,894
	4,289,421	4,414,965	4,563,172	4,756,809
Payment service obligations	(4,045,265)	(4,184,736)	(4,272,734)	(4,472,692)
Assets in excess of payment service obligations	$244,156	$230,229	$290,438	$284,117

CONTACT:
MoneyGram International, Inc.
Patty Sullivan, 214-303-9923 (Media)
media@moneygram.com
Alex Holmes, 214-999-7505 (Investors)
aholmes@moneygram.com